Exhibit (e)(19)
RESTRICTED SHARE AGREEMENT
PURSUANT TO MERIDIAN GOLD INC. 1999 SHARE INCENTIVE PLAN
This restricted share agreement (the “Agreement”) is made between Meridian Gold Inc. (the “Company”) and the Participant identified in item 1 of the attached schedule to this Agreement (the “Schedule”).
Certain terms with initial capital letters used in this Agreement have the meanings set out in the Schedule, which forms a part of this Agreement.
A copy of the current Meridian Gold Inc. 1999 Share Incentive Plan (as it has been or may be amended, the “Plan”) has been provided to the Participant. The Plan is incorporated in this Agreement by reference and together with the terms hereof shall govern the rights and obligations of the Company and the Participant under this between the terms of this Agreement.
The Company has granted to the Participant, as of the Date of Grant set out in Item 2 of the Schedule, Restricted Shares equal the number of common shares of the Company set out in Item 2 of the Schedule, subject to further adjustment, upon the following terms and conditions:
1.	Issuance of Restricted Shares — Restricted Shares will only be issued to the Participant promptly after Participant accepts the Restricted Share Award set out in Item 2 of the Schedule by executing a copy of this Agreement. As set out in Section 10 of the Plan, the Company shall issue in the Participant’s name a certificate or certificates for the common shares granted on the Date of Grant with an appropriate legend setting forth the restrictions hereunder which shall be returned to the Company or the transfer agent and registrar for the Company’s securities, together with a stock power, endorsed in blank by the Participant and shall remain in the possession of the Company or its designated agent until such shares are free of any restrictions specified in this Agreement or until forfeited as provided for herein. Upon the issuance of such certificate, the Participant shall have the rights of a shareholder with respect to the Restricted Shares, subject to the restrictions and conditions set forth in the Plan and in this Agreement to which the Participant consents by execution hereof. Restricted Shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) except as specifically provided in this Agreement.

2.	Participant’s Rights — The Participant shall be entitled to vote the Restricted Shares and shall be entitled to receive all cash dividends paid thereon (provided that dividends paid in common shares or other property shall be subject to the restrictions hereunder). To the extent that the Committee of the board of directors authorized under section 15 of the Plan adjusts the number of Restricted Shares arising as of a result of a subdivision, stock dividend, consolidation or reclassification of the Company’s common shares or other relevant changes in the authorized or issued capital of the Company, any additional
PCD Restricted Share Agreement

shares or securities received by the Participant shall be subject to the same terms, conditions and restrictions as set forth herein. In the event of a change of control of the Company (and for the purposes hereof “change of control” includes (a) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the outstanding voting shares of the Company, (b) upon the individual directors (“Incumbents”) on the board of directors on the Date of Grant ceasing to constitute a majority of the board (save and except that for the purposes hereof, any individual(s) elected or appointed as directors whose nomination is approved by a majority of the Incumbents shall be considered to be an Incumbent), or (c) the consummation of a corporate merger, amalgamation, or arrangement or the sale or disposition of substantially all of the assets of the Corporation which the Committee determines has or will result in a change of control of the Company) all restrictions hereunder shall be immediately cancelled and the restriction periods shall terminate and the share certificates shall be released to the Participant.
3.	Withholding Tax — If the Company determines that under applicable tax laws the Company is obligated to withhold for remittance to any taxing authority any amount, the Company may, prior to issuing Restricted Shares, require the Participant to pay to the Company, such amount as the Company is obliged to remit in connection with the issuing of Restricted Shares.

4.	Release of Shares — The Company has determined that the number of Shares released from the restrictions set forth in paragraph 1 above and for which the non-transferability will lapse, shall be equal to one third of the total number of Restricted Shares granted hereunder on each of the first, second, and third anniversary of the Date of Grant (and any fractional interest resulting from division into thirds shall vest on the third anniversary of the Date of Grant) subject to adjustment, acceleration or early termination in accordance with the terms of this Agreement or the Plan. Until such release, the Company will retain the shares in its possession; in the event that on or before a release date, the Participant ceases to be an employee or director of, or consultant to, the Company, subject to paragraph 5 below, the Participant agrees to forego all right, title and interest in the Restricted Shares remaining in the possession of the Company whereupon they will be forfeited and returned to the Company for cancellation without consideration and the Participant shall have no further rights as a shareholder of the Company in respect of such forfeited shares.

5.	Termination of Employment — If the Participant’s employment with the Company or any of its subsidiaries is terminated for any reason whatsoever, whether for or without cause, and whether with or without reasonable notice, or if a Participant who is a director or consultant ceases to be a director or a consultant, as the case may be, and such termination of employment, directorship or consulting contract is due to:
(a)	normal retirement under the Company’s then existing policies; early retirement at the request of the Company; death; or disability, then immediately upon the effective date such employment is terminated (and not at the date any period of reasonable notice would expire in the case of termination by the Company), or in the case of a Participant who is a director or consultant, the date on which he
PCD Restricted Share Agreement

ceases to be a director or consultant, as the case may be (the “Termination Date”), the restriction on transferability on that number of Restricted Shares that would otherwise have lapsed in the 12 month period following the Termination Date, shall lapse and such Restricted Shares shall be delivered to the Participant; however, all Restricted Shares with restrictions on transferability that would lapse after such 12 month period following the Termination Date, shall be forfeited and returned to the Company without consideration and the Participant shall have no further rights as a shareholder in respect of such forfeited shares; or
(b)	any reason other than those specified in item (a), then the Restricted Shares that remain subject to restriction on transferability and in the possession of the Company shall be forfeited and returned to the Company without consideration on the Termination Date and the Participant shall have no further rights as a shareholder in respect of such forfeited shares.
6.	Binding Effect — This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and each of their respective heirs, executors, administrators, successors and permitted assigns.

7.	Effective Date — The effective date of this Agreement shall be the Date of Grant.

Date:		MERIDIAN GOLD INC.

By:
Edward C. Dowling
President and CEO

Date:

(Witness to signature of Participant)		(Signature of Participant)
PCD Restricted Share Agreement

SCHEDULE TO RESTRICTED SHARE AGREEMENT
PURSUANT TO MERIDIAN GOLD INC. 1999 SHARE INCENTIVE PLAN
Item 1 — Personal Information
Full Name:
Job Title:
Home Address:
Date of Birth:
Social Security No.:
Item 2 — Restricted Share Details
Date of Grant:
Number of Common Shares under Restriction:
Restricted Share Grant Price per Common Share:

*	Number of Common Shares under Restriction has been adjusted by the Compensation Committee based on results of Corporate Bonus Objectives.
Item 3 — Release Dates
The restriction on transferability or disposition of the Restricted Shares and the release of certificates representing the Restricted Shares shall occur as to one-third (1/3) of the total Number referred to in Item 2 on each of the first, second and third anniversaries of the Date of Grant, subject to adjustment, acceleration or early termination in accordance with the terms of the Restricted Share Agreement and the Plan.
PCD Restricted Share Agreement